Exhibit 99.1

IRON AGE CORPORATION (“IRON AGE”) AND IRON AGE HOLDINGS CORPORATION (“HOLDINGS”) ANNOUNCE COMMENCEMENT OF EXCHANGE OFFERS

Pittsburgh, Pennsylvania, October 28, 2003 — Iron Age Corporation, a specialty distributor of work and safety footwear (“Iron Age”), and its parent company, Iron Age Holdings Corporation (“Holdings” and collectively with Iron Age, the “Company”), have commenced exchange offers (the “Exchange Offers”) in which the Company is offering, upon the terms and conditions contained in documents provided to the holders of Holdings’ 12 1/8% Senior Discount Notes due 2009 (the “Holdings Notes”) and holders of Iron Age’s 9 7/8% Senior Subordinated Notes due 2008 (the “Iron Age Notes” and collectively with Holdings Notes the “Notes”), to exchange the Notes for securities of Iron Age and IAC Holdings, Inc., a newly formed holding company (“New Holdings”) which, following the completion of the Exchange Offers, will own 100% of Iron Age’s outstanding common stock.

Pursuant to the Exchange Offers, holders of the Iron Age Notes tendering their Notes will receive (1) an aggregate of approximately 95% of the outstanding common stock of New Holdings and (2) an aggregate of $8 million principal amount of 15% PIK Subordinated Convertible Secured Notes due 2008 of Iron Age (“New Notes”), assuming all outstanding Iron Age Notes are validly tendered and accepted for exchange. The holders of the Holdings Notes tendering their notes will receive an aggregate of approximately 5% of the outstanding common stock of New Holdings (subject to 50% dilution upon conversion of the New Notes) assuming all of the outstanding Holdings Notes are validly tendered and accepted for exchange. The Company believes, based on the pro forma financial statements included in documents provided to the holders of the Notes, that the completion of the Exchange Offers would result in the reduction of the Company’s debt by approximately $92.6 million and its interest expense/debt service obligations by approximately $8.9 million per year, and in a positive net worth of the Company of approximately $6.0 million.

Each of the Exchange Offers will expire at 12:00 midnight, New York City time, on November 25, 2003, unless extended. The Company anticipates that the closing of the Exchange Offers will occur prior to the expiration of the waiver period under the Company’s Loan and Security Agreement on December 5, 2003; however, there can be no assurance that the Company will be able to consummate the Exchange Offers by this date. Following the consummation of the Exchange Offers, the Company will cease to file reports with the U. S. Securities and Exchange Commission and the New Notes and the common stock of New Holdings will not be registered under the Securities Act of 1933, as amended, and will not be listed on any national securities exchange.

The closing of the Exchange Offers is subject to the satisfaction of a number of conditions, including the tender of 100% of the outstanding principal amount of the Holdings Notes, at least 99% of the outstanding principal amount of the Iron Age Notes and the amendment and restatement of the Company’s senior credit agreement. There can be no assurance that these conditions will be met or that the Exchange Offers will be consummated.

This press release in not an offer to sell, nor a solicitation of an offer to buy, any securities of the Company or New Holdings, nor is it a solicitation of any consent or proxy. The Exchange Offers will be made only in accordance with the terms and conditions contained in documents provided to the holders of the Notes.

Certain matters within this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those statutes and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Iron Age or Holdings to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained and investors are cautioned not to place undue reliance on any forward looking statements. These risks are detailed from time to time in Iron Age’s and Holdings’ filings with the Securities and Exchange Commission.